Exhibit 99.1

Foundation Medicine Announces 2016 Fourth Quarter and Year-End Results, Recent Highlights and 2017 Outlook

CAMBRIDGE, Mass.--(BUSINESS WIRE)--February 22, 2017--Foundation Medicine (NASDAQ:FMI) today reported financial and operational results for the fourth quarter and year ended December 31, 2016. Highlights for the quarter and year included:

  Fourth quarter revenue of $28.8 million, 11% year-over-year growth;
  Full year 2016 revenue of $116.9 million, 25% year-over-year growth;
  12,788 clinical tests reported in the fourth quarter, 54% year-over-year growth;
  43,686 clinical tests reported in 2016, 32% year-over-year growth;
  Received FDA approval of FoundationFocus™ CDxBRCA as a companion diagnostic for Rubraca™ (rucaparib) for the treatment of women with ovarian cancer. FoundationFocus is the first next generation sequencing companion diagnostic approved by the FDA and marks important progress towards the development of the company’s universal pan-cancer companion diagnostic assay;
  Made progress in expanding patient access to comprehensive genomic profiling (CGP) through Palmetto, a Medicare administrative contractor in North Carolina, who issued draft Local Coverage Determinations covering CGP at initial diagnosis for advanced or metastatic melanoma, colorectal cancer and ovarian cancer patients;
  Together with Flatiron Health, launched a clinico-genomic database containing information on 20,000 patients designed to help researchers and biopharmaceutical companies accelerate the development of targeted therapies and immunotherapies to treat cancer; and,
  Increased FoundationCORE™, the company’s molecular information database, to more than 100,000 clinical cases.

“Since its inception just six years ago, Foundation Medicine has established itself as the clear leader in molecular information and precision medicine in oncology,” stated Troy Cox, chief executive officer of Foundation Medicine. “We believe 2017 will be a year of continued growth and value creation particularly as we progress through Parallel Review of FoundationOne® with FDA and CMS and simultaneously collaborate with healthcare providers, payers and biopharma partners to apply our molecular information to accelerate personalized cancer care.”

The company reported total revenue of $28.8 million in the fourth quarter of 2016, compared to $26.1 million in the fourth quarter of 2015. Total revenue for the year ended December 31, 2016 was $116.9 million, compared to $93.2 million in 2015.

Revenue from biopharmaceutical partners was $19.0 million in the fourth quarter, representing a 35% increase from the same period in 2015. For the full year, revenue from biopharmaceutical partners was $78.8 million, a 79% increase from $44.0 million in 2015. These increases in revenue from biopharmaceutical partners highlight the company's continued leading and broadening role within targeted oncology drug development.

Revenue from clinical testing in the fourth quarter of 2016 was $9.8 million, compared to $12.0 million in the fourth quarter of 2015. For the full year, revenue from clinical testing was $38.1 million, compared to $49.2 million in 2015. The decreases were driven by various factors, the most significant of which was the transition in-network with a large national payer for stage IV NSCLC testing, which resulted in the termination of out of network payments for testing in other indications.

The company reported 12,788 clinical tests, which includes 10,108 FoundationOne tests, 1,407 FoundationOne Heme tests and 1,273 FoundationACT™ tests, in the fourth quarter of 2016, a 54% increase from the total reported clinical tests in the fourth quarter of 2015. An additional 1,860 tests were reported to biopharmaceutical partners in the fourth quarter of 2016. The company reported 43,686 clinical tests, which includes 36,327 FoundationOne tests, 5,008 FoundationOne Heme tests and 2,351 FoundationACT tests, for the full year 2016, a 32% increase compared to the total reported clinical tests in 2015.

Total operating expenses for the fourth quarter of 2016 were approximately $47.1 million compared with $34.0 million for the fourth quarter of 2015. For the full year, operating expenses were $173.9 million, compared to $143.5 million in 2015. Net loss was $35.6 million in the fourth quarter of 2016, or a $1.02 loss per share, and net loss for the full year was $113.2 million, or a $3.25 loss per share. At December 31, 2016, the company held approximately $143.0 million in cash, cash equivalents and marketable securities.

2017 Outlook

  The company expects 2017 revenue will be in the range of $135 million to $145 million.
  The company expects to deliver between 53,000 and 56,000 clinical tests in 2017.
  The company expects operating expenses will be in the range of $205 million to $215 million.
  The company expects to advance its universal, pan-cancer companion diagnostic assay through the FDA and CMS Parallel Review process with a decision in the second half of 2017.
  The company expects to expand upon reimbursement progress made in 2016 and drive additional coverage decisions.

Conference Call and Webcast Details

The company will conduct a conference call today, Wednesday, February 22nd at 4:30 p.m. Eastern Time to discuss its financial performance for the fourth quarter and year ended December 31, 2016 and other business activities, including matters related to future performance. To access the conference call via phone, dial 1-855-420-0652 from the United States and Canada, or dial 1-484-365-2939 internationally, and for either number reference Foundation Medicine and provide the passcode 61272791. Dial in approximately ten minutes prior to the start of the call. The live, listen-only webcast of the conference call may be accessed by visiting the investors section of the company’s website at investors.foundationmedicine.com. A replay of the webcast will be available shortly after the conclusion of the call and will be archived on the company’s website for two weeks following the call.

About Foundation Medicine

Foundation Medicine (NASDAQ:FMI) is a molecular information company dedicated to a transformation in cancer care in which treatment is informed by a deep understanding of the genomic changes that contribute to each patient’s unique cancer. The company offers a full suite of comprehensive genomic profiling assays to identify the molecular alterations in a patient’s cancer and match them with relevant targeted therapies, immunotherapies and clinical trials. Foundation Medicine's molecular information platform aims to improve day-to-day care for patients by serving the needs of clinicians, academic researchers and drug developers to help advance the science of molecular medicine in cancer. For more information, please visit http://www.FoundationMedicine.com or follow Foundation Medicine on Twitter (@FoundationATCG).

Foundation Medicine® and FoundationOne® are registered trademarks, and FoundationACT™, FoundationFocus™ and FoundationCORE™ are trademarks, of Foundation Medicine, Inc.

Cautionary Note Regarding Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the benefits of our products to physicians, biopharmaceutical companies, payers and patients in the treatment of cancer and personalized cancer care; the generation of revenue, the number of tests to be conducted, and the incurrence of operating expenses in 2017; the benefits provided by a FDA-approved and CMS-covered version of FoundationOne and progress with the Parallel Review process with FDA and CMS; the scope and timing of any approval of FoundationOne as a medical device by the FDA and any coverage decision by CMS; and strategies for achieving Medicare coverage decisions at the local or national level and new and expanded coverage from third-party payers. All such forward-looking statements are based on management's current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include the risks that the FDA does not approve FoundationOne as a medical device or that CMS does not decide to offer FoundationOne as a covered benefit under Medicare; the FDA or CMS is delayed in the completion of the Parallel Review process; the company’s new facilities in North Carolina and Germany do not facilitate the company’s ability to achieve it business objectives; the company’s distribution partner outside the United States is not able to achieve market penetration in new and existing markets as quickly or as extensively as projected; Foundation Medicine's relationships with third-party or government payers do not increase or expand; Foundation Medicine is unable to sustain or grow relationships with biopharmaceutical partners; the company’s revenue, test or operating expense projections may turn out to be inaccurate because of the preliminary nature of the forecasts; the company's expectations and beliefs regarding the future conduct and growth of the company's business are inaccurate; Foundation Medicine is unable to achieve profitability, to compete successfully, to manage its growth, or to develop its molecular information platform; and the risks described under the caption "Risk Factors" in Foundation Medicine's Annual Report on Form 10-K for the year ended December 31, 2015, which is on file with the Securities and Exchange Commission, as well as other risks detailed in Foundation Medicine's subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Foundation Medicine undertakes no duty to update this information unless required by law.

FOUNDATION MEDICINE, INC.
Condensed Consolidated Statements of Operations
(In thousands, except share and per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
Revenue	$28,824	$26,051	$116,865	$93,203
Costs and expenses:
Cost of revenue	17,457	11,195	56,748	39,431
Selling and marketing	15,023	12,400	57,951	49,030
General and administrative	13,872	8,804	48,611	50,614
Research and development	18,177	12,765	67,371	43,883

Total costs and expenses	64,529	45,164	230,681	182,958

Loss from operations	(35,705)	(19,113)	(113,816)	(89,755)
Other income (expense):
Interest income (expense), net	96	93	624	124

Total other income (expense), net	96	93	624	124

Net loss	$(35,609)	$(19,020)	$(113,192)	$(89,631)

Net loss per common share applicable to common stockholders, basic and diluted	$(1.02)	$(0.55)	$(3.25)	$(2.73)

Weighted-average common shares outstanding, basic and diluted	35,072,320	34,454,183	34,794,347	32,836,219

FOUNDATION MEDICINE, INC.
Condensed Consolidated Balance Sheets
(In thousands)
(unaudited)

	December 31,	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$63,617	$117,763
Marketable securities	79,402	89,607
Accounts receivable, net	10,213	7,765
Inventory	10,438	7,992
Prepaid expenses and other current assets	5,251	6,517
Total current assets	168,921	229,644
Marketable securities	—	24,939
Property and equipment, net	41,486	41,333
Restricted cash	1,395	1,395
Other assets	2,233	678
Total assets	$214,035	$297,989

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$11,898	$10,469
Accrued expenses and other current liabilities	20,578	12,822
Deferred revenue	5,851	4,459
Current portion of deferred rent	2,324	2,146
Total current liabilities	40,651	29,896
Other non-current liabilities	8,538	10,404
Total stockholders’ equity	164,846	257,689
Total liabilities and stockholders’ equity	$214,035	$297,989

CONTACT:
Foundation Medicine, Inc.
Media Contact:
Lee-Ann Murphy, 617-245-3077
pr@foundationmedicine.com
or
Investor Contact:
Kimberly Brown, 617-418-2215
ir@foundationmedicine.com